EXHIBIT 10.56

October 26, 1993


Mr. John Moellering
12912 Castle Rock Court
Oklahoma City, OK 73142

Dear John:

This letter will set out our agreement regarding your employment and management responsibilities as Executive Vice President and Chief Operating Officer of UNC Aviation Services effective October 27, 1993.

1. Position: The position is Executive Vice President and Chief Operating Officer, UNC Aviation Services reporting to Dan Colussy, Chairman, President and Chief Executive Officer of UNC Incorporated.

You will be responsible for the total profit and loss of UNC Aviation Services as well as the leadership and direction of the operation.

2.  Compensation:

  (a) Base Salary: Your base annual salary will be $250,000 and reviewed annually.
  (b) Incentive Compensation Plan: You will be designated a participant in UNC's Incentive Compensation Plan (the "Plan"), under which you may receive incentive compensation of up to 50% of your base annual salary depending on UNC's performance in achieving its annual business plan goals. You will also be eligible to receive an additional incentive award from the CEO's discretionary fund that recognizes exceptional performance on your part in comparison with the performance of other key executives of UNC.

3. Stock Options: A recommendation will be made to the Management Development and Compensation Committee that you be granted an option to purchase 25,000 shares of UNC Common Stock, at the fair market value of such shares at the date of grant, under UNC's 1990 Stock Option Plan for Key Employees. The Plan requires the purchase of qualifying shares by option holders of one share for each four option shares.

4. Relocation: You will be reimbursed for the reasonable costs of relocation for you and your family in accordance with UNC's employee relocation policy, a copy of which is enclosed. It is understood that you will begin relocation efforts immediately upon your acceptance of this agreement.

5.  Other Benefits:

  (a) Perquisite: You will receive a $10,000 per year allowance, paid in January and July, in lieu of car expenses and other perquisites.

    In addition, UNC will make its best effort to obtain, and will make available to you, a corporate membership in the Old South Country Club for which UNC will pay initiation fee, dues and non-meal assessments.

  (b) Retirement Income Savings Plan: You will be eligible to participate in the UNC Retirement Income Savings Plan.

  (c) Group Insurance: You will be eligible to participate in UNC's health, life, disability and other benefit plans.

  (d) Vacation: You will be entitled to an annual vacation of three weeks.

6. Termination: In the event of the termination of your employment at the initiative of UNC Incorporated, for any reason other than for cause, you will be entitled to receive up to twelve (12) months of salary and group health benefits continuance from the date of termination of your active employment to the time alternative employment is obtained.

If the foregoing is acceptable to you, please sign and return the enclosed copy of this letter to me.

I welcome you in joining the UNC team. We are all excited about the opportunities for our company and are convinced that you will make a major contribution to the future success of UNC.

Sincerely,


/s/ Dan Colussy



Accepted: /s/ J. Moellering
 10/26/93
 ( Date)